EXHIBIT 3.1

QUADRAMED CORPORATION

CERTIFICATE OF THE DESIGNATION, POWERS,

PREFERENCES AND RIGHTS OF THE SERIES A CUMULATIVE

MANDATORY CONVERTIBLE PREFERRED SHARES

PAR VALUE $0.01 PER SHARE

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The following resolutions were duly adopted by the Board of Directors of QuadraMed Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on June 14, 2004 at a meeting of the Board of Directors at which there was at all times present and acting a quorum of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $0.01 per share (“Preferred Shares”), and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of such Preferred Shares and the number of shares constituting such series:

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Number of Shares and Designation. This series of Preferred Shares shall be designated as shares of Series A Cumulative Mandatory Convertible Preferred Stock (liquidation preference $25.00 per share), par value $0.01 per share (the “Series A Preferred Shares”). The number Series A Preferred Shares authorized shall be 4,000,000.

Section 2. Definitions. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Common Shares” shall mean the shares of Common Stock of the Corporation, par value $0.01 per share.

“Constituent Person” shall have the meaning set forth in Section 7(f) hereof.

“Conversion Price” shall mean the conversion price per Common Share for which the Series A Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial conversion price shall be $3.40 per Common Share (equivalent to a conversion rate of 7.3529 Common Shares for each Series A Preferred Share).

“Current Market Price” of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Current Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Current Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holders of a majority of the Series A Preferred Shares, with the costs of such appraisal to be borne by the Corporation.

“Discount Dividend Payment” shall have the meaning set forth in Section 7(b) hereof.

“Dividend Default” shall have the meaning set forth in Section 11 hereof.

“Dividend Payment Date” shall mean the 15th calendar day of January, April, July and October, in each year, commencing on October 15, 2004; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include October 14, 2004).

“Fair Market Value” shall mean the average of the daily Current Market Prices per Common Share during the twenty (20) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Issue Date” with respect to the Series A Preferred Shares shall mean the first date on which any of the Series A Preferred Shares are issued and sold.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation constituting junior stock within the meaning set forth in Section 10(c) hereof.

“Liquidation Preference” shall have the meaning set forth in Section 4(a) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 8(a) hereof.

“Non-Electing Share” shall have the meaning set forth in Section 7(f) hereof.

“Parity Shares” shall have the meaning set forth in Section 10(b) hereof.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated June 15, 2004 by and between the Corporation and the purchasers of Series A Preferred Shares named therein.

“Securities” shall have the meaning set forth in Section 7(e) hereof.

“Series A Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” shall mean any day on which the securities in question are traded on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, or if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

“Trading Price” shall have the meaning set forth in Section 7(d)(i) hereof.

“Transaction” shall have the meaning set forth in Section 7(f) hereof.

“Transfer Agent” means EquiServe, Inc., Blue Hills Office Park, 150 Royall Street Canton, MA 02021, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent for the Series A Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 11 hereof.

Section 3. Dividends.

(a)(i) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of assets legally available for that purpose, dividends payable in cash in an amount per share equal to $1.375 per annum (subject to Sections 3(a)(ii), 3(a)(iii), and (7)(b)(iii) below), as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii). Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized and declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Dividends are cumulative from the most recent Dividend Payment Date to which dividends have been paid, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds legally available therefor. Each such dividend shall be payable in arrears to the holders of record of the Series A Preferred Shares, as they appear on the stock records of the Corporation at the close of business on the 15th calendar day of December, March, June and September, each year, commencing on September 15, 2004 (each a “Dividend Payment Record Date”). Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(ii) In the event that a registration statement registering the offer and sale of Series A Preferred Shares and Common Shares issuable in respect of Series A Preferred Shares (as contemplated by the Registration Rights Agreement) shall not have been declared effective by the U.S. Securities and Exchange Commission on or before June 15, 2005, other than as a result of any material action or inaction by one or more holders of Series A Preferred Shares, the dividends payable on the Series A Preferred Shares shall be an amount per share equal to $1.625 per annum (subject to Sections 3(a)(iii), and 7(b)(iii) below), as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii). Such adjusted dividend amount shall apply commencing June 16, 2005 until the date such registration statement is declared effective.

(iii) Upon a Dividend Default, the dividends payable on the Series A Preferred Shares shall be an amount per share equal to $2.25 per annum (subject to Section 7(b)(iii) below), as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii). Such adjusted dividend amount shall apply commencing with the date of the Dividend Default until the date on which all dividends in arrears on the Series A Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment (but subject to the same provision for increase in dividend in the case of any similar future Dividend Default).

(b) The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein expressly provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. All dividend amounts set forth in this Section 3 shall be adjusted appropriately for any stock splits, stock dividends and the similar events described in Section 7(d)(ii).

(c) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment, or other distribution of cash or other property declared or made directly by the Corporation or any person acting on behalf of the Corporation, on any series or class or classes of Parity Shares for any period nor shall any Parity Shares be redeemed, purchased or otherwise acquired through a sinking fund or otherwise for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Parity Shares), nor shall any payment or distribution of cash or other property be made for the benefit of any holder of Parity Stock, directly or indirectly, unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Shares and such Parity Shares.

(d) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment by the Corporation or any person acting on behalf of the Corporation or other distribution of cash or other property authorized and declared or made directly or indirectly by the Corporation or any such affiliate or person, with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired through a sinking fund or otherwise (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan or other compensatory arrangement of the Corporation or any subsidiary) for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), nor shall any payment or distribution of cash or other property be made for the benefit of any holder of Junior Stock, directly or indirectly, unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Corporation shall have been paid or declared and funds have been set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and any Parity Shares; provided, however, that the foregoing limitations do not restrict the Corporation’s ability to take the foregoing actions with respect to any Parity Stock.

Section 4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series A Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series A Preferred Share (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holder; but such holders of Series A Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange and (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

Section 5. [Intentionally Omitted.]

Section 6. Reclassification of Converted Shares.

All Series A Preferred Shares which shall have been converted pursuant to Section 7 or 8 herein shall automatically be reclassified as Common Shares. The number of Common Shares issuable upon conversion shall be determined in accordance with Section 7 and 8, respectively.

Section 7. Conversion by Holders.

Holders of Series A Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

(a) Subject to and upon compliance with the provisions of this Section 7, a holder of Series A Preferred Shares shall have the right, at his or her option exercisable on or before May 31, 2007, to convert such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such Series A Preferred Shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 7) by surrendering such Series A Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7.

(b) (i) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such Series A Preferred Share, duly endorsed or assigned to the Corporation or in blank, at the office of the Corporation or the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series A Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(ii) Holders of Series A Preferred Shares at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such Series A Preferred Shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a Dividend Payment Record Date who (or whose transferees) tenders any such Series A Preferred Shares for conversion into Common Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series A Preferred Shares or for dividends on the Common Shares issued upon such conversion.

(iii) Notwithstanding any other provision herein to the contrary, upon conversion of Series A Preferred Shares pursuant to this Section 7, the holders of such shares shall be entitled to receive, as a lump sum, when, as and if authorized and declared by the Board of Directors out of assets legally available for that purpose, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 in the amount per share equal to $1.375 per annum pursuant to Section 3 hereof (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii)), discounted to present value at a rate of 5.5% per annum (the “Discounted Dividend Payment”). The Corporation shall have the option of paying any and all Discounted Dividend Payments in cash or by issuing fully paid and non-assessable Common Shares, or any combination thereof. The issuance of such shares or the issuance of such shares together with payment of cash in lieu of the issuance of shares shall constitute full payment of such Discounted Dividend Payments. Common Shares issued for the purpose of paying any Discounted Dividend Payment will be valued at 95% of the volume weighted average of the daily Current Market Price per Common Share during the period of thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the effective date of conversion.

As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in Section 7(c).

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such Series A Preferred Shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series A Preferred Shares shall have been surrendered and such notice received by the Corporation.

(c) No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Corporation shall pay to the holder of such Series A Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

(d) The Conversion Price shall be adjusted under the following circumstances:

(i) If during the one (1) year period beginning on the first anniversary of the Issue Date and ending on the second anniversary of the Issue Date the “Trading Price” (as defined below) of Common Shares equals $2.75 (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii)) or less, the Conversion Price shall be reduced to $3.10 (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii)); provided, that a reduction in the Conversion Price pursuant to this subparagraph (d)(i) shall be made only once. “Trading Price” shall mean the volume weighted average of the daily Current Market Price per Common Share during a period of thirty (30) consecutive Trading Days. An adjustment made pursuant to this subparagraph (d)(i) shall become effective immediately upon the opening of business on the day next following such thirty (30)-Trading Day period.

(ii) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution payable in Common Shares on any class of shares of capital stock of the Corporation (excluding any Discounted Dividend Payment payable on the Series A Preferred Shares pursuant to Section 7 hereof), (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series A Preferred Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (ii) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (i) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(iii) If the Corporation shall issue after the Issue Date Common Shares, securities convertible into Common Shares, or rights, options or warrants entitling the recipient thereof to subscribe for or purchase Common Shares, at a price per share less than $3.05 per sharethen the Conversion Price in effect at the opening of business on the day next following such issuance shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date of such issuance by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date of such issuance and (B) the number of shares that the aggregate proceeds to the Corporation from the issuance or the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date of such issuance and (B) the number of additional Common Shares issued, issuable upon conversion of such convertible securities or offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such issuance (subject to paragraph (i) below). In determining whether any Common Shares are issued or issuable, or rights, options or warrants entitle the offerees to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance of any such securities, the conversion of any such convertible securities and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive. Notwithstanding the foregoing or any other provision herein to the contrary, no adjustment to the Conversion Price will be required as a result of any issuance by the Corporation of any Common Shares, convertible securities or any rights, options or warrants (A) pursuant to any stock option plan, restricted stock plan or other compensatory plan or arrangement with any officer, director, employee or consultant of the Corporation or any affiliated entity, (B) pursuant to or in connection with any agreement or understanding in effect on or before the Issue Date, (C) pursuant to or in connection with any Transaction or (D) to any vendor, customer or other person or entity with which the Corporation has or is attempting to develop a business relationship.

(iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least $0.05 in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

(e) If the Corporation shall distribute to holders of its Common Shares any shares of capital stock of the Corporation or of any subsidiary (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of current or accumulated earnings) or rights, options or warrants to subscribe for or purchase any of its securities (excluding rights, options and warrants to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and governed by subparagraph (d)(iii) above) (any of the foregoing being hereinafter in this subparagraph (e) called the “Securities”), then the holders of Series A Preferred Shares shall be entitled, upon any conversion of Series A Preferred Shares after the record date for determining stockholders entitled to such distribution, to receive the amount of shares of capital stock, evidence of indebtedness or assets or the Securities which would have been payable to the holder with respect to the Common Shares issuable upon such conversion had such holder been the holder of such Common Shares on the record date for the determination of stockholders of record entitled to such distribution. If the distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series A Preferred Shares, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until thirty (30) days after the date the holder of Series A Preferred Shares receives such securities pursuant to the conversion hereof.

(f) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (d)(ii) of this Section 7 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent

Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Transaction is not the same for each Common Share of the Corporation held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this subparagraph (f) the kind and amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The provisions of this subparagraph (f) shall similarly apply to successive Transactions.

(g) If:

(i) the Corporation shall declare a dividend (or any other distribution) on the Common Shares (other than in cash out of current or retained earnings); or

(ii) the Corporation shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

(iii) there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d) (ii) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series A Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(h) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holders of each Series A Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

(i) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

(j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(k) If the Corporation shall take any action affecting the Common Shares, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(l) The Corporation covenants that it will reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of the Series A Preferred Shares, that number of Common Shares required by any such increase in the Conversion Price. For purposes of this paragraph (l), such number of Common Shares shall be computed as if at the time of computation all such Series A Preferred Shares were held by a single holder.

The Corporation further covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

The Corporation shall use its commercially reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares or payable as a dividend on the Series A Preferred Shares, prior to such delivery, upon each national securities exchange or automated quotation market, if any, upon which the outstanding Common Shares are listed or quoted at the time of such delivery.

Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of, or the payment of a dividend on, the Series A Preferred Shares, the Corporation shall use its commercially reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

(m) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8. Mandatory Conversion at Option of the Corporation.

(a) On and after the “Mandatory Conversion Date” (as defined below) the Corporation shall have the option to cause the conversion of the Series A Preferred Shares, in whole or from time to time in part, into Common Shares. Any such conversion shall be subject to and effected in accordance with the provisions of Section 7 hereof (excluding Section 7(b)(iii)), to the extent applicable. “Mandatory Conversion Date” shall mean the last day of any period of twenty (20) consecutive Trading Days ending on or after May 31, 2007, in which the volume weighted average of the daily Current Market Price per Common Share equals or exceeds $5.10 (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(d)(ii)). Any such determination shall be made by the Corporation and shall be evidenced by an officer’s certificate setting forth the data supporting such determination, which certificate shall be conclusive evidence of such determination absent manifest error and filed with the Transfer Agent. If the Corporation exercises its right to cause the conversion of Series A Preferred Shares in whole or from time to time in part, it shall furnish notice thereof to the Transfer Agent and shall mail such notice to the holders of each outstanding Series A Preferred Share being converted at such holder’s last address as shown on the stock records of the Corporation, together with a determination as to the number of Series A Preferred Shares to be converted and the Conversion Price with respect thereto; provided that to the extent the Corporation elects to cause less than all outstanding shares of Series A Preferred Shares to convert pursuant to this Section, the Corporation shall require holders to convert ratably based on their then-current holdings of the Series A Preferred Shares.

(b) Notwithstanding anything to the contrary herein, the right of any Series A Preferred Shareholder to exercise any right of conversion pursuant to Section 7 hereof shall terminate upon the exercise by the Corporation of its conversion right in respect of such shares pursuant to Section 8(a). Notice of conversion having been mailed as aforesaid, from and after the date of such notice (unless the Corporation shall fail to convert the Series A Preferred Shares in accordance with this Section 8), (i) except as expressly provided in Section 7 hereof, dividends on the Series A Preferred Shares so called for conversion shall cease to accrue, (ii) all rights of the holders of Series A Preferred Shares shall cease (except the right to receive the Common Shares issuable upon conversion and any dividends on the Series A Preferred Shares as provided in Section 7 hereof (excluding Section 7(b)(iii)) and (iii) such Series A Preferred Shares shall no longer be deemed to be outstanding.

Section 9. Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Delaware law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

Section 10. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

(a) prior to the Series A Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

(b) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, if the holders of such class of stock or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Shares or if the holders of Series A Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock or series, and such stock or series shall not in either case rank prior to the Series A Preferred Shares.

Section 11. Voting. Except as otherwise expressly set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

If and whenever four (4) quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared (a “Dividend Default”), the holders of Series A Preferred Shares, together with the holders of shares of every other series or class of Parity Shares having like voting rights (shares of any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect two substitute directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Notwithstanding the foregoing, the election of substitute directors to serve on the Board of Directors by the holders of Series A Preferred Shares and the Voting Preferred Shares shall not change the number of directors then constituting the Board of Directors. In the event that the election of substitute directors in accordance with the foregoing provisions results in the replacement of existing members of the Board of Directors, the members then constituting the Board of Directors shall designate such members of the Board of Directors to be replaced. Whenever all dividends in arrears on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such substitute directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in four quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate. At any time after such voting power shall have been so vested in the holders of shares of Series A Preferred Shares and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series A Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Shares and of the Voting Preferred Shares for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of such request, then any holder of Series A Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur as to any director elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares (provided that such vacancy shall not arise from the termination of such director’s term of office in accordance with the preceding provisions), a successor shall be elected by the Board of Directors, upon the nomination of the holders of the Series A Preferred Shares, to serve until the next annual meeting of the stockholders or special meeting held in place thereof.

So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by the Corporation’s Certificate of Incorporation, as amended, the affirmative vote of the holders of a majority of the outstanding Series A Preferred Shares and the Voting Preferred Shares, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(a) Any amendment, alteration or repeal of any of the provisions of the Corporation’s Certificate of Incorporation, as amended, or this Certificate of Designation that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares or the Voting Preferred Shares; provided, however, that (i) the amendment of the provisions of the Corporation’s Certificate of Incorporation, as amended, so as to authorize or create or to increase the authorized amount of, any Junior Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares and (ii) any filing with the Secretary of State of the State of Delaware by the Corporation in connection with a merger, consolidation or sale of all or substantially all of the assets of the Corporation shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, as amended, or this Certificate of Designation; and provided further, that if any such amendment, alteration or repeal would materially adversely affect any voting powers, rights or preferences of the Series A Preferred Shares or one or more but not all series of Voting Preferred Shares at the time outstanding, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

(b) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to or on a parity with the Series A Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends.

So long as at least 600,000 Series A Preferred Shares remain outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series A Preferred Shares, at the time outstanding, voting as a single class, given in person or by proxy, either in writing, without a meeting or by vote at any meeting called for the purpose, shall be required for effecting any incurrence by the Corporation after the Issue Date of any long term, senior indebtedness of the Corporation in an aggregate principal amount exceeding $8,000,000, excluding any extensions, modifications, or refinancings of any indebtedness of the Corporation outstanding as of the Issue Date.

For purposes of the foregoing provisions of this Section 11, each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference.

Section 12. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 13. No Preemptive Rights. Except as may otherwise be required by law, the Series A Preferred Shares shall not have any powers, preferences and relative participating, optional or other special rights, other than those specifically and expressly set forth in this Certificate of Designation and in the Corporation’s Certificate of Incorporation, as amended. The Series A Preferred Shares shall have no preemptive or subscription rights.

[Signature Page Follows]

IN WITNESS WHEREOF, QuadraMed Corporation caused this certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 15th day of June, 2004.

QUADRAMED CORPORATION

By:	/s/ Lawrence P. English
Lawrence P. English
Chairman of the Board and
Chief Executive Officer

ATTEST:

/s/ John C. Wright
John C. Wright
Corporate Secretary